Exhibit 99.1


NEWS BULLETIN

FROM:

CAL AMP


FOR IMMEDIATE RELEASE

           CalAmp Announces Amendment to Bank Credit Agreement


OXNARD, Calif., February 29, 2008--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced the amendment of its credit agreement with the Bank of Montreal and other financial institutions.

As previously disclosed, the net loss CalAmp reported in its first quarter of fiscal 2008 for the period ended May 31, 2007 caused the Company to become noncompliant with the financial covenants under the original bank credit agreement, which was comprised of a term loan and a $10 million working capital revolver. As a result, CalAmp has been restricted from borrowings under the working capital revolver pending receipt of a waiver from the lenders and/or an amendment of the original credit agreement.

Under the terms of the amended credit agreement announced today, the lenders have agreed to waive the financial covenant violations that existed for the first three quarters of fiscal 2008. In addition, financial covenants contained in the original credit agreement, including a fixed charge coverage ratio, a leverage ratio and minimum net worth requirement, have been eliminated and replaced with new covenants that require minimum levels of consolidated EBITDA and Wireless DataCom Division revenues. The amendment also makes available new borrowings of up to $1 million under the working capital revolver, while cash proceeds of $3.5 million from the August 2007 sale of CalAmp's TelAlert software business previously held in escrow, will be applied to principal of the term loan. The remaining balance of the term loan is approximately $27.5 million after giving effect to the application of the funds in escrow. The credit agreement as amended will have a maturity date of June 30, 2009, with financial incentives to repay all borrowings by December 31, 2008. The reader is referred to a Form 8-K that will be filed shortly with the Securities and Exchange Commission for a more complete description of the terms and conditions of this credit agreement amendment.

"Completing this amendment to our credit agreement improves our near-term financial and operational flexibility as we execute our strategy to return CalAmp to profitability," said Rick Vitelle, CalAmp's Chief Financial Officer.

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:            AT FINANCIAL RELATIONS BOARD:
Rick Vitelle               Lasse Glassen
Chief Financial Officer    General Information
(805) 987-9000             (213) 486-6546
                           lglassen@frbir.com